EXHIBIT 4.5

EXECUTION VERSION

PHARMASSET, INC.

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

August 4, 2004

TABLE OF CONTENTS

SECTION 1		1

1.1	DEFINITIONS	1

1.2	EFFECT	5

SECTION 2		6

2.1	DEMAND REGISTRATION	6

2.2	PIGGYBACK REGISTRATION	8

2.3	EXPENSES OF REGISTRATION	9

2.4	REGISTRATION PROCEDURES	9

2.5	REGISTRATION ON FORM S-3	11

2.6	INDEMNIFICATION	11

2.7	INFORMATION BY INVESTORS	13

2.8	RULE 144 REPORTING	14

2.9	TRANSFER OF REGISTRATION RIGHTS	14

2.10	GENERAL	15

2.11	OTHER REGISTRATION RIGHTS	15

2.12	LOCK-UP AGREEMENTS	15

2.13	TERMINATION	15

SECTION 3		15

3.1	BOARD REPRESENTATION AND VOTING AGREEMENT	15

3.2	VOTING AGREEMENT	18

3.3	INFORMATION RIGHTS	19

3.4	INSPECTION RIGHTS	19

3.5	KEY PERSON INSURANCE	20

3.6	DIRECTORS AND OFFICERS INSURANCE	20

3.7	MATERIAL ASSET TRANSFER	20

3.8	TERMINATION	20

3.9	OPTION VESTING	20

3.10	PROTECTIVE AGREEMENTS	20

SECTION 4		21

4.1	RIGHT TO PURCHASE	21

4.2	PRICE	22

i

4.3	CLOSING	22

4.4	NEW SHARES SUBJECT TO AGREEMENT	22

4.5	TERMINATION	22

SECTION 5		22

5.1	RESTRICTIONS	22

5.2	RIGHT OF FIRST REFUSAL ON RESALE BY RESTRICTED STOCKHOLDER	23

5.3	RIGHT OF CO-SALE	24

5.4	DRAG ALONG	25

SECTION 6		25

6.1	CONFIDENTIALITY	25

6.2	ENFORCEMENT	26

6.3	TRANSFEREES	26

SECTION 7		26

7.1	WAIVERS AND AMENDMENTS	27

7.2	GOVERNING LAW	27

7.3	SUCCESSORS AND ASSIGNS	27

7.4	ENTIRE AGREEMENT	27

7.5	NOTICES	27

7.6	SEVERABILITY	28

7.7	TITLES AND SUBTITLES	28

7.8	COUNTERPARTS	28

7.9	EQUITABLE REMEDIES	28

7.10	AFFILIATE SHARES	28

7.11	COMPANY OBLIGATIONS EXCUSED IN CERTAIN CASES	28

ii

PHARMASSET, INC.

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (“Agreement”) is entered into as of August 4, 2004, by and among Pharmasset, Inc., a Delaware corporation (the “Company”), and the Persons (as defined herein) named in Schedule A hereto (collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company has at the date hereof authorized share capital consisting of 30,000,000 shares of Common Stock (as defined herein) and 15,956,138 shares of Preferred Stock (as defined herein), with such authorized Preferred Stock including 3,200,000 shares of Series A Stock (as defined herein), 2,300,000 shares of Series B Stock (as defined herein), 1,357,798 shares of Series C Stock (as defined herein), 7,843,380 shares of Series D Stock (as defined herein) and 1,254,960 shares of Series D-1 Preferred Stock (as defined herein); and

WHEREAS, the Company, certain of the Stockholders and certain other Persons entered into a Stockholders’ Agreement as of June 4, 1999, as amended on February 1, 2001 (the “Stockholders’ Agreement”); and

WHEREAS, the Company proposes to sell shares of Series D Stock to the Purchasers (as defined herein) and it is a condition to such sale that the Stockholders’ Agreement be amended to include the Purchasers and be further amended and restated in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree to amend and restate the Stockholders’ Agreement in its entirety as follows:

SECTION 1

DEFINITIONS; EFFECT

1.1 Definitions. As used herein in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is a director or officer of the Company (or such other specified Person) or beneficial owner of at least 5% of any class of the then outstanding equity securities of the Company (or such other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or such other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or such other specified Person) shall, directly or indirectly, beneficially own at least ten percent (10%) of any class of such Person’s then outstanding equity securities, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

“Board” shall mean the Board of Directors of the Company or any committee thereof to the extent such committee has the legal authority under Delaware law to act on behalf of the Board of Directors.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as filed in Delaware on or prior to the Closing Date, as amended from time to time.

“Closing Date” shall have the meaning given to such term in Section 1.2 of this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock of the Company, par value $0.001 per share. For purposes of calculating the percentage of Common Stock held by a Stockholder, all Preferred Shares of the Company shall be deemed to have been converted into Common Stock.

“Dollar” or “$” shall mean United States Dollars.

“Equity Incentive Plan” shall mean the Company’s 1998 Stock Plan, as amended.

“Family Member” shall mean, as to any Person, such Person’s spouse, child (including a stepchild or an adopted child), grandchildren and a trust for the exclusive benefit of any one or more of them and a corporation or other entity controlled at all times by such Person and beneficially owned by such Person and any one or more of them.

“Investors” shall mean the Series B Holders, the Series C Holders and the Purchasers.

“Lead Purchaser” shall mean Burrill Life Sciences Capital Fund, L.P.

“Majority Investors” shall mean those holders of a majority of the Registrable Securities issued or issuable upon conversion of Series B Stock, Series C Stock or Series D Stock to the Investors.

“New Shares” shall mean (a) any Common Shares or Preferred Shares or other equity securities of the Company whether now authorized or not, (b) any rights, options, or warrants to purchase said shares, and (c) securities of any type whatsoever that are, or may become, convertible into, exercisable, exchangeable, or carrying rights to subscribe for any equity securities of the Company (collectively with the securities referred to in clause (b) above, “Options”); provided, however, that “New Shares” does not include (i) securities offered to the public pursuant to a registration statement filed under the Securities Act in connection with a Qualified IPO; (ii) securities issued pursuant to the acquisition of another Person by the Company by merger, consolidation, amalgamation, exchange of shares, the purchase of substantially all of the assets or otherwise in a transaction that has been approved by the Majority Investors; (iii) up to 3,675,522 shares of Common Stock (appropriately adjusted to take account of any stock split, stock dividend, combination of shares, recapitalization or other similar event) issuable to officers, directors, employees and consultants of the Company or a subsidiary pursuant to the exercise of options granted or shares of Common Stock directly issued under the Equity Incentive Plan, subject to vesting, and such options and other rights to acquire Common Stock granted thereunder; (iv) securities issued to the Company’s stockholders in connection with any share split, share dividend, recapitalization, split-up, subdivision or other similar event; (v) shares of Common Stock issued upon conversion of Preferred Stock; (vi) up to 19,960 shares of Common Stock issued to Emory University pursuant to Section 1.3 of that certain Stock Purchase Agreement dated December 10, 1998, between Emory University and the Company; (vii) shares of Common Stock or Preferred Stock issued pursuant to rights of first refusal, pre-emptive, anti-dilution or similar rights outstanding on the date hereof; (viii) securities issued in connection with a strategic business transaction approved by a majority of the Board, including the representative (if any) of the Series D Stock designated by the Lead Purchaser as contemplated by Section 3.1(a)(ii) of this Agreement; and (ix) the Warrants and all securities issued or issuable upon exercise, conversion, exchange or transfer thereof.

“Person” shall mean an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall mean the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and the Series D-1 Stock.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of August 4, 2004 among the Company and the Purchasers.

“Purchased Securities” shall mean the Series B Stock, the Series C Stock, the Series D Stock and the Series D-1 Stock.

“Purchasers” shall mean the Persons named on Schedule A hereto under the heading “Purchasers” and their permitted assigns.

“Qualified IPO” shall mean a fully underwritten, firm commitment public offering that is consummated pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of Common Stock in which the aggregate offering amount equals or exceeds $30,000,000 and in which the price per share of the Common Stock offered to the public equals or exceeds $12.75 (such price to be equitably adjusted in the event of any stock dividend, stock split, reverse split, combination, recapitalization or other similar event).

“Registrable Securities” shall mean (i) the Common Stock issued or issuable to any Investor pursuant to the conversion of the Purchased Securities, (ii) any Common Stock issued or issuable in respect of the shares contemplated by clause (i) above upon any share split, share dividend, recapitalization, split-up, subdivision or other similar event, and (iii) Common Stock issued or issuable in replacement or exchange of any of the securities issued in clauses (i) or (ii) above, provided however that shares of Common Stock that are Registrable Securities shall cease to be Registrable Securities (a) upon any sale pursuant to an effective registration statement or Rule 144 under the Securities Act or (b) upon any transfer or assignment which does not comply with the requirements of Section 2.9 of this Agreement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.5 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for the Investors, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), but not including Selling Expenses.

“Restricted Stockholders” shall mean the Persons listed on Schedule A hereto under the heading “Restricted Stockholders.”

“Sale of the Company” shall mean a single transaction or group of related transactions between the Company and/or its stockholders and any Person or group of Persons (other than stockholders of the Company) pursuant to which such Person or Persons will (i) acquire Shares possessing the voting power to elect a majority of the Board; (ii) consummate a merger, amalgamation or consolidation or other similar transaction as a result of which the stockholders of the Company who own voting securities prior to such transaction(s) shall own less than fifty percent (50%) of the voting securities of the surviving corporation or its parent; or (iii) acquire all or substantially all of the Company’s assets (determined on a consolidated basis).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder.

“Selling Expenses” shall mean all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by the Investors and securities registered by the other Stockholders.

“Series A Stock” shall mean the Series A Stock of the Company, par value $0.001 per share.

“Series B Holders” shall mean the Persons named on Schedule A hereto under the heading “Series B Holders.”

“Series B Stock” shall mean the Series B Preferred Stock of the Company, par value $0.001 per share.

“Series C Holders” shall mean the Persons named on Schedule A hereto under the heading “Series C Holders.”

“Series C Stock” shall mean the Series C Preferred Stock of the Company, par value $0.001 per share.

“Series D Stock” shall mean the Series D Preferred Stock of the Company, par value $0.001 per share.

“Series D-1 Stock” shall mean the Series D-1 Preferred Stock of the Company, par value $0.001 per share.

“Shares” shall mean the Common Stock, Preferred Stock or other equity securities of the Company.

“Stockholders” shall have the meaning given such term in the first paragraph of this Agreement.

“Subsidiary” shall mean any Person which the Company now or hereafter shall own, directly or indirectly through a subsidiary, at least a majority of the outstanding capital stock (or other beneficial interest) entitled to vote generally; and the term “Subsidiaries” shall mean all of such Persons collectively.

“Transfer” shall mean, with respect to any security of the Company, any transfer, sale, gift, exchange, assignment, pledge or other disposition by a Restricted Stockholder and in the case of a Restricted Stockholder which is not an individual, a Transfer of Common Stock or other security held by such Stockholder shall be deemed to have been made if any equity interest in such Stockholder is directly or indirectly transferred, sold, given, exchanged, assigned, pledged or disposed of to any other Person.

“Warrants” shall mean those Warrants to Purchase Shares of Preferred Stock of Pharmasset, Inc. that are issued to the Purchasers on the Closing Date with respect to an aggregate of 1,254,960 shares of Series D-1 Stock, together with all warrants issued in replacement or substitution thereof, including, without limitation, balance warrants issued upon the partial exercise of such warrants.

1.2 Effect. This Agreement shall come into effect forthwith upon the closing of the purchase by the Purchasers of the Series D Stock pursuant to the Purchase Agreement (the date of such closing being the “Closing Date”). This Agreement and the Certificate of Incorporation filed in connection with the closing of the transactions contemplated by the Purchase Agreement supersede and replace in their entirety the Stockholders’ Agreement and all other prior agreements between the Company and any one or more of the Stockholders with respect to the subject matter hereof and thereof, which shall be of no further force or effect once this Agreement comes into effect. Without limiting the generality of the foregoing, upon the effectiveness of this Agreement (i) the provisions of Section 3 of this Agreement shall supersede, replace and terminate in their entirety the information and access rights and similar provisions of the Stock Purchase Agreement dated February 1, 2001 by and among the Company, the Series B Holders, the Series C Holders and certain other Persons (the “2001 Stock Purchase Agreement”) and any similar rights set forth in any other agreements previously entered into by and among the Company and the Stockholders party thereto and (ii) the provisions of the 2001 Stock Purchase Agreement and any other agreements previously entered into by and among the Company and the Stockholders party thereto with respect to voting or approval rights of the Stockholders shall be terminated in their entirety and shall be superseded and replaced by the voting and approval rights set forth in Section 3 of this Agreement by the rights set forth in the Certificate of Incorporation filed in connection with the closing of the transactions contemplated by the Purchase Agreement.

SECTION 2

REGISTRATION RIGHTS

2.1 Demand Registration.

(a) Registration Upon Demand. If at any time after the earlier of (i) August 4, 2007, or (ii) six (6) months after the effective date of the Company’s initial public offering, the Company shall receive from the holders of a minimum of fifty-one percent (51%) of the Registrable Securities issued to the Investors a written request that the Company effect the registration under the Securities Act of Registrable Securities held by or issuable to such Investors (a “Request for Registration”), the Company will:

(i) promptly, and in any event within fifteen (15) days, give written notice of the proposed registration to all other Investors; and

(ii) use its best efforts to effect such registration of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Purchaser joining in such request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 2.1(a):

(A) Within one hundred eighty (180) days immediately following the effective date of any registration statement on the Commission’s Form S-1 (or any successor form to Form S-1) pertaining to an underwritten offering of securities of the Company part or all of which was for its own account unless otherwise consented to by the underwriter of such offering; or

(B) After the Company has effected two (2) such Requests for Registration from the Investors pursuant to this Section 2.1(a), and such registrations have been declared or ordered effective, or

(C) Within one hundred eighty (180) days from the effective date of any registration on the Commission’s Form S-1 (or any successor form to Form S-1) pertaining to an underwritten offering of Registrable Securities held by the Investors initiated pursuant to a Request for Registration;

(D) If the aggregate price to the public of any offering of Registrable Securities pursuant to this Section 2.1 is less than the lesser of (1) $10,000,000 or (2) such number that would register at least twenty percent (20%) of the Registrable Securities held by the Investors as of the date hereof;

(E) If at the time of any Request for Registration, the Company is engaged or has fixed plans to engage within thirty (30) days of the time of the Request for Registration in a registered public offering as to which the Stockholders may include Registrable Securities pursuant to Section 2.2 of this Agreement, then the Company may at its option direct that such Request for Registration be delayed for a period not in excess of ninety (90) days from the effective date of such offering, such right to delay a Request for Registration to be exercised by the Company not more than once in any one-year period; or

(F) If prohibited under Section 2.12 below.

Subject to the foregoing clauses (A) through (F), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the Request for Registration.

(b) Underwriting. The distribution of the Registrable Securities covered by a Request for Registration may be effected by means of a firm commitment underwriting. The right of any Investor to registration pursuant to Section 2.1 shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein.

The Company, together with all Investors proposing to distribute their securities through such underwriting, shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by the Company which underwriter(s) shall be reasonably acceptable to Investors initiating the Request for Registration pursuant to Section 2.1(a).

Notwithstanding any other provisions of this Section 2.1, if the managing underwriter(s) advises the Company and the Investors in writing that because the number of shares requested by the Investors to be included in the registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Investors requesting registration, marketing factors require a limitation of the number of shares to be underwritten on behalf of the Investors (the “Demand Registration Cutback”), then the Company will include in such registration, to the extent of the number and type which the Company is so advised can be sold in (or during the time of) such offering without such interference or affect on the price, first, all Registrable Securities requested to be included by the Investors and second, the securities proposed to be sold by the Company for its own account. In the event a Demand Registration Cutback results in less than all of the Registrable Securities of the Investors that are requested to be included in such registration to actually be included in such registration, then the number of Registrable Securities that will be included in such registration shall be shared pro rata among all of the Investors of Registrable Securities of such category that were requested to be included in such registration based on the number of shares of Common Stock held by each such Investor.

If any Investor disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter(s) and the other Investors. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by the other Investors may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to the Investors who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 2.1(b).

2.2 Piggyback Registration.

(a) Notice of Registration to Investors. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to each Investor and each other Stockholder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), all the Registrable Securities held by such Investors and all Common Stock held by such other Stockholders or issuable upon exercise or conversion of other securities of the Company held by such other Stockholders specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by such Investors and other Stockholders, subject to the provisions of Section 2.2(b).

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Investors and other Stockholders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event the right of any Investor or other Stockholder to registration pursuant to this Section 2.2 shall be conditioned upon such Investor’s or other Stockholder’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities or other Stockholder’s securities in the underwriting to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall (together with the Company and the other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in the form agreed to by the Company and the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines the number of shares requested to be included in the registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company or marketing factors require a limitation of the number of shares to be underwritten on behalf of the Company (the “Company Registration Cutback”), then the number of shares of Common Stock requested to be registered by the other Stockholders shall first be reduced, on a pro rata basis among all such other Stockholders based on the number of shares of Common Stock (with all convertible securities and options held by such other Stockholders being included on an as-if-converted or as-if-exercised basis), and the Company will include in such registration (other than the Company’s initial public offering) Registrable Securities in an amount equal to a minimum of twenty-five percent (25%) of the total offering amount. In the event a Company Registration Cutback results in less than all of the Registrable Securities that are requested to be included in such registration to actually be included in such registration, then no securities held by the other Stockholders and requested to be included in the registration will be so included and the number of Registrable Securities that will be included in such registration shall be shared pro rata among all of the holders of Registrable Securities that were requested to be included in such registration based on the number of shares of Registrable Securities held by each holder of Registrable Securities in relation to the aggregate number of Registrable Securities.

(c) Inclusion of Securities held by other Stockholders. In addition to the rights granted pursuant to Sections 2.2(a) and (b), the other Stockholders will be entitled to receive notice of, and to participate in, registrations pursuant to Sections 2.1 and 2.5 in accordance with the procedures set forth in Section 2.2(a) and (b), subject to the limitation that such Stockholder(s) will not be entitled to include securities in such registration unless and until the full amount requested to be registered by the Investors in such registration has been included. If securities held by other Stockholders are included in a registration pursuant to this Section 2.2, references in Sections 2.3, 2.4, 2.6, 2.7 and 2.12 to “Investors” and “Registrable Securities” shall be deemed to include such Stockholders and the securities held by such Stockholders.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.1, 2.2 and 2.5, other than the fees of counsel for any selling Stockholders (except for the fees and expenses of one counsel to the Investors, which shall be paid by the Company), shall, to the extent permitted by applicable law, be borne by the Company. All Selling Expenses relating to Registrable Securities registered by the Investors shall be borne by such Investors pro rata on the basis of the number of shares so registered.

2.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Investor advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:

(a) keep such registration, qualification or compliance effective and current for a period of one hundred twenty (120) days (or such longer period as may be necessary to accommodate the filing of amendments or supplements necessary to comply with the Securities Act) or until the Investor or Investors have completed the distribution described in the registration statement relating thereto, whichever first occurs;

(b) furnish such number of prospectuses and other documents incident thereto as an Investor from time to time may reasonably request;

(c) use commercially reasonable efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as any seller holding of at least ten percent (10%) of the Registrable Securities then being registered reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller;

(d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(e) notify each Investor with Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and of any Commission stop orders or other material modifications in connection therewith;

(f) cause all such Registrable Securities covered by such registration statement to be listed on each securities exchange or quoted on each quotation system on which the same class of securities issued by the Company are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules and regulations of such exchange or system;

(g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Investors or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(i) make available for inspection by any seller who holds ten percent (10%) or more of the Registrable Securities then being registered, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) permit any Investor which, in its reasonable judgment, might be deemed to be an underwriter or a controlling Person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such Investors and their counsel should be included;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order;

(m) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(n) obtain a comfort letter from the Company’s independent accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Company may reasonably request.

2.5 Registration on Form S-3. In addition to the rights set forth in Sections 2.1 and 2.2, if one or more Investors request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Securities, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such shares to be registered for the offering as soon as practicable on Form S-3 (or any successor form to Form S-3). The procedures and other limitations for effecting the registration of the Registrable Securities on Form S-3 (or any successor form to Form S-3), including the procedure used for any underwriting limitation, shall be as set forth in Section 2.2 above; provided, however, that (i) not more than two (2) registrations may be requested by Investors on Form S-3 (or any successor form to Form S-3) in any calendar year and (ii) the Company shall not be obligated to effect a registration under this Section 2.5 if the minimum estimated dollar value of any offering of Registrable Securities pursuant to this Section 2.5 is less than $3,000,000.

2.6 Indemnification.

(a) The Company will indemnify each Investor, each of its officers and directors and partners and such Investor’s legal counsel and independent accountants, and each Person controlling any such Persons within the meaning of Section 15 of the Securities Act, with respect to any registration, qualification or compliance that has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in the investigation or settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Investor, each of its officers and directors and such Investor’s legal counsel and independent accountants, and each Person controlling any such Persons, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Investor or underwriter and stated to be specifically for use therein.

(b) Each Investor will, if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Investor, each of its officers and directors, and each Person controlling such Investor within the meaning of Section 15 of the Securities Act, with respect to any registration, qualification or compliance that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in the investigation or settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Investors, and such directors, officers, legal counsel, independent accountants, underwriters or control Persons of the Company or any other Investor for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in, or omitted from, as the case may be, such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by such Investor and stated to be specifically for use therein; provided, however, that the obligation of such Investor hereunder shall be limited to an amount equal to the proceeds received by such Investor upon the sale of the Registrable Securities sold in the offering covered by such registration.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual conflicts of interest (as determined in good faith by the Indemnified Party). The failure of any

Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to do so materially prejudices the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) The obligations of the Company and Investors under this Section 2.6 shall survive the completion of any offering of Registrable Securities under this Agreement.

(e) An Indemnifying Party shall make payment in satisfaction of its obligations under this Section 2.6 within thirty (30) days upon receiving written confirmation from the Indemnified Party of the nature and amount of the expenses to be indemnified.

(f) If the indemnification provided for in this Section 2.6 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable to such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in this Section 2.6 an amount or additional amount, as the case may be, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or parties on the one hand and the Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, demands or liabilities as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or parties on the one hand or the Indemnified Party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid to an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 2.6(f) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 2.6. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(g) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and shall survive the transfer of securities.

2.7 Information by Investors. The Investors including Registrable Securities in any registration shall furnish to the Company such information regarding such Investors and the distribution proposed by such Investor or Investors as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of securities of the Company to the public without registration, after such time as a public market exists for the Common Shares of the Company, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements); and

(c) So long as an Investor owns any Registrable Securities to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

2.9 Transfer of Registration Rights. The rights to cause the Company to register securities granted to Investors under Sections 2.1, 2.2 and 2.5 and the rights to participate in registrations granted to the other Stockholders under Section 2.2 may be assigned to a transferee or assignee in connection with the transfer or assignment of any of the Registrable Securities held by an Investor or securities of the Company held by another Stockholder on the date hereof, provided, that (i) such transfer is made in compliance with Sections 3 and 5, if applicable, (ii) such transfer may otherwise be effected in accordance with applicable securities laws, (iii) the Company is given reasonably prompt written notice of such assignment, (iv) the transferee or assignee agrees in writing to be bound by the obligations of this Agreement, and (v) the transferee (a) is a current or former partner or member, or an Affiliate of, the transferor, or (b) acquires a minimum of the lesser of (1) 50,000 shares of Common Stock or Preferred Stock convertible into 50,000 shares of Common Stock, in each case subject to adjustment for share splits, share dividends or other similar changes in capitalization, or (2) all of the shares held by the transferor, or (3) is a Family Member of the transferor acquiring shares from the transferor for estate planning purposes or by testamentary or intestate disposition. For purposes of this Section, Section 3.1(a)(ii) and Section 7.10 only, MDS Capital Corp. and its Affiliates shall be deemed to be an Affiliate of MDS (as defined in Section 3.1(a)(ii)(D) below) and with respect to any Investor, “Affiliate” shall mean any Affiliate of such Investor and any Person which is an investment fund which has, by valid written agreement, established such Investor (or its Affiliate) as the exclusive provider of investment management and advisory services for such Person.

2.10 General. In the event the Company is obligated to effect a public offering, the Company and the Stockholders shall cause such meetings to be held, votes cast, resolutions passed, by-laws enacted, documents executed and all acts and things done to effect the public offering on customary and usual terms.

2.11 Other Registration Rights. The Company shall not grant to any Person any registration rights more favorable than or inconsistent with any of those contained herein without the consent of at least 66 2/3% of the holders of Registrable Securities, so long as any of the registration rights under this Agreement remain in effect.

2.12 Lock-up Agreements. In connection with any firm commitment underwritten offering in which they are participating, if requested to do so by the managing underwriter for such offering, the Investors hereby agree not to sell or otherwise Transfer any Common Shares or any other equity securities of the Company (other than any Registrable Securities or other securities of the Company being registered in such offering), without the consent of the managing underwriters, commencing on the filing date of the registration statement relating to such offering and up to one hundred eighty (180) days following the effective date of the registration statement relating to the Company’s initial public offering (ninety (90) days following the effective date of a registration statement relating to a transaction other than the Company’s initial public offering), provided that the Company’s officers and directors, their Affiliates, and each holder of one percent (1%) or more of the Company’s outstanding equity securities are or become bound by similar agreements in connection with such offering.

2.13 Termination. The rights granted pursuant to this Section 2 shall terminate upon the sixth (6th) anniversary of the consummation of a Qualified IPO.

SECTION 3

AFFIRMATIVE COVENANTS OF THE COMPANY

AND THE STOCKHOLDERS

3.1 Board Representation and Voting Agreement.

(a) From and after the date hereof, until otherwise designated by the Investors, each Stockholder shall vote all of the voting securities of the Company (including the Common Shares) over which such Person has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents or resolutions in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and Stockholders’ meetings) so that:

(i) The authorized number of directors of the Board shall be established and maintained at eight (8) directors and a quorum of the Board shall be five (5) directors present in person or by conference telephone;

(ii) The following persons shall be elected to the Board at each election of directors during the term of this Agreement:

(A) two (2) designees of the holders of Series D Stock, one of whom shall be designated by the Lead Purchaser for as long as the Lead Purchaser and Burrill Indiana Life Sciences Capital Fund, L.P. collectively hold fifty percent (50%) or more of the number of shares of Series D Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by such Persons immediately after closing of the transactions contemplated by the Purchase Agreement, and one of whom shall be an independent nominee to be named by MPM BioVentures III, L.P. (“MPM BVIII”) for so long as MPM BVIII, BB BioVentures, L.P., MPM BioVentures Parallel Fund, L.P., MPM Asset Management Investors 1999 LLC, MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2004 BVIII LLC collectively hold fifty percent (50%) or more of the number of shares of Series D Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by such Persons, collectively, immediately after closing of the transactions contemplated by the Purchase Agreement;

(B) one (1) designee of the holders of Series C Stock, who shall be designated by TVM IV GmbH & Co. KG (“TVM”) for so long as TVM holds fifty percent (50%) or more of the number of shares of Series C Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by TVM immediately after closing of the transactions contemplated by the Purchase Agreement;

(C) one (1) designee of the holders of Series B Stock, who shall be designated jointly by BB BioVentures L.P., MPM BioVentures Parallel Fund, L.P. and MPM Asset Management Investors 1999 LLC for so long as such MPM entities hold, collectively, fifty percent (50%) or more of the shares of Series B Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by such MPM entities immediately after closing of the transactions contemplated by the Purchase Agreement;

(D) one (1) individual not affiliated with MDS Life Sciences Technology Fund II NC Limited Partnership, MDS Life Sciences Technology Fund II Quebec Limited Partnership and MLII Co-Investment Fund NC Limited Partnership (collectively “MDS”) or any of them or their Affiliates, to be designated by the holders of a majority of the shares of Common Stock (on an as-converted basis) held by MDS, for so long as MDS holds, collectively, fifty percent (50%) or more of the shares of Series D Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by MDS immediately after closing of the transactions contemplated by the Purchase Agreement, such designation to be approved by the holders of a majority of the shares of the Common Stock actually outstanding, voting together as a single class; and

(E) three (3) designees of the holders of Common Stock, voting together as a single class, one of whom shall be the Chief Executive Officer of the Company (or if there is no such officer of the Company in that position, the interim Chief Executive Officer, until such position has been filled);

(iii) The initial designees to the Board pursuant to clauses 3.1(a)(ii)(A) through (c) above, are as follows: G. Steven Burrill is the initial designee of the Lead Purchaser pursuant to clause 3.1(a)(ii)(A) above, Robert F. Williamson is the initial designee of MPM BVIII pursuant to clause 3.1(a)(ii)(A) above, Alexandra Goll is the initial designee of TVM pursuant to clause 3.1(a)(ii)(B) above, and Ansbert K. Gadicke is the initial designee of BB BioVentures L.P., MPM BioVentures Parallel Fund, L.P. and MPM Asset Management Investors 1999 LLC pursuant to clause 3.1(a)(ii)(C) above;

(iv) In the event that any Person that is entitled pursuant to the foregoing provisions to designate a member of the Board ceases for any reason to own the percentage of shares of such class of Preferred Stock as is required to exercise such right, then, for as long as the holders of the shares of such class of Preferred Stock collectively hold fifty percent (50%) or more of the number of shares of such class of Preferred Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held by the holders of such class of Preferred Stock immediately after the closing of the transactions contemplated by the Purchase Agreement, the holders of a majority of the shares of such class of Preferred Stock shall be entitled to exercise such designation right; and

(v) In the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or any committee thereof during such representative’s term of office, the resulting vacancy on the Board or committee shall be filled (A) by the designating party referred to in clauses 3.1(a)(ii)(A) through (C) above (with respect to a vacancy in the position designated pursuant to such clauses), (B) by the remaining directors designated pursuant to clause 3.1(a)(ii)(E) above (with respect to a vacancy in the positions pursuant to such clause), and (C) by the remaining members of the Board with respect to a vacancy in the position designated pursuant to clause 3.1(a)(ii)(D) above, in each case, until the next meeting at which directors are elected or written action pursuant to which directors are elected (for which the provisions of clauses (ii)(A) through (ii)(E) shall apply).

(b) On all matters relating to the removal of directors of the Company, each Stockholder agrees to vote his, her or its Shares to ensure that no director of the Company may be removed from the Board (except with cause for violation of fiduciary duties as determined by a court of competent jurisdiction) except upon the prior authorization or request, by vote or written consent, of the following:

(i) with respect to the removal of any director designated by Burrill pursuant to Section 3.1(a)(ii)(A) hereof, the consent of Burrill;

(ii) with respect to the removal of any director designated by MPM BVIII pursuant to Section 3.1(a)(ii)(A) hereof, the consent of MPM BVIII;

(iii) with respect to the removal of any director designated by TVM pursuant to Section 3.1(a)(ii)(B) hereof, the consent of TVM;

(iv) with respect to the removal of any director designate by the MPM entities pursuant to Section 3.1(a)(ii)(C) hereof, the consent of such MPM entities;

(v) with respect to the removal of any director designated by MDS and the holders of Common Stock pursuant to clause 3.1(a)(ii)(D) hereof, the consent of the holders of a majority of the shares of Common Stock and shares held by MDS (on an as-if converted basis), voting together as a single class; and

(vi) with respect to the removal of any director designated by the holders of Common Stock pursuant to Section 3.1(a)(ii)(E) hereof, the consent of the holders of a majority of the Common Stock.

(c) Each and every transferee or assignee of the shares from any Stockholder shall be bound by and subject to all the terms and conditions of this Section 3. So long as the provisions of this Section 3 are in effect, the Company shall require, as a condition precedent to the transfer of any shares covered by this Section 3, that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Section 3 as provided in this Section 3 and to ensure that his transferees of the shares shall be likewise bound.

(d) The Company and the Stockholders agree that, so long as the provisions of this Section 3, and Sections 4 or 5 below, are in effect, all share certificates in respect of Common Shares, Registrable Securities or other voting securities, now or hereafter held by each Stockholder will be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS IN REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF A SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AUGUST 4, 2004, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.

(e) The Company shall pay the reasonable out-of-pocket travel, lodging and other related expenses of all directors elected pursuant to Section 3.1 incurred in connection with attendance at meetings of the Board or any committee thereof. For all such expenses to be paid by the Company to an Investor (or its representative on the Board) pursuant to this Agreement, the applicable Investor shall provide the Company all receipts, invoices and other documentation relating to such expenses reasonably required for the Company’s audit, tax and bookkeeping policies and practices.

3.2 Voting Agreement.

(a) In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all shares of the Company’s equity securities owned by him or it, or over which he or it has voting control, and otherwise use his or its respective best efforts, so as to keep the Board composition as set forth in Section 3.1(a) of this Agreement.

(b) No Stockholder shall vote to remove any director designated by any other Stockholder in accordance with Section 3.1(a), except in the event of bad faith or willful misconduct by any such director.

3.3 Information Rights. So long as the holders of each of the Series B Stock, Series C Stock and Series D Stock, respectively, hold at least twenty-five percent (25%) of the number of shares of Series B Stock, Series C Stock and Series D Stock (each as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events), respectively, held immediately after the closing of the transactions contemplated by the Purchase Agreement, the Company shall deliver to each holder of Series B Stock, Series C Stock and Series D Stock, as applicable (and subject to the terms of Section 3.3(d) below):

(a) At least sixty (60) days prior to the commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year;

(b) Within one hundred twenty (120) days after the close of each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2004, an audited consolidated balance sheet and statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for the year then ended, audited by an accounting firm selected by the Board, which annual financial statements shall show the financial position of the Company and such Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of the Company’s and such Subsidiaries’ consolidated operations during such fiscal year; and

(c) Within thirty (30) days after the end of each fiscal quarter, unaudited financial statements reflecting the Company’s most recent fiscal quarter, including a report reflecting the Company’s performance for such quarter as compared to the Company’s projected budget for such quarter and providing an update as to material events with respect to the Company and its operations and other matters viewed by management to be material to the Company.

(d) Notwithstanding the provisions of this Section 3.3 or Section 3.4 below, the Company shall not be obligated to furnish or allow access to information, facilities or personnel to any transferee of any holder of Series B Stock, Series C Stock or Series D Stock, unless such transferee holds (or will hold immediately following such transfer) not less than 150,000 shares of Purchased Securities (as adjusted for stock splits, reverse splits, combinations, stock dividends or similar events) and each such transferee shall have agreed in writing to be bound by the provisions of this Agreement.

3.4 Inspection Rights. Subject to the provisions of Section 3.3(d) and Section 6, so long as the holders of each of the Series B Stock, Series C Stock and Series D Stock, respectively, hold at least twenty-five percent (25%) of the number of shares of Series B Stock, Series C Stock and Series D Stock (each as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events), respectively, held immediately after the closing of the transactions contemplated by the Purchase Agreement, the Company shall permit each holder of such Series B Stock, Series C Stock or Series D Stock, respectively, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable advance written notice; provided, however, that the exercise of such inspection and visitation rights shall not interfere with the operations of the Company and shall not be requested more than two (2) times per year.

3.5 Key Person Insurance. The Company shall use reasonable efforts to maintain “key person insurance” (a “Life Policy”) on the life of each of those employees and officers deemed necessary by the Board. Each Life Policy shall be payable to the Company and shall have a face amount of $1,000,000 (or such greater amount as determined by the Board, provided the cost thereof is not determined by the Board to be prohibitively expensive.

3.6 Directors and Officers Insurance. The Company shall use reasonable efforts to maintain directors’ and officers’ liability insurance of at least $5,000,000, provided the cost thereof is not determined by the Board to be prohibitively expensive.

3.7 Material Asset Transfer. So long as the holders of Purchased Securities hold at least twenty-five (25%) of the aggregate number of shares of Purchased Securities (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held immediately after the closing of the transactions contemplated by the Purchase Agreement, the affirmative vote or written consent of the holders of at least sixty-six percent (66%) of the Purchased Securities, voting together as a class shall be necessary to authorize the Company to sell, transfer or otherwise dispose of material assets of the Company to any Person other than a wholly-owned Subsidiary of the Company; provided, however, that the foregoing shall not include licenses and similar rights granted by the Company with respect to its intellectual property, products, formulas and technologies in the ordinary course of its business.

3.8 Termination. The rights granted pursuant to this Section 3 may not be transferred to any Person (other than an Affiliate of the Investors) without the prior written consent of the Company and shall terminate (a) immediately prior to the consummation of a Qualified IPO or (b) immediately upon any acquisition, merger, consolidation or other similar transaction as a result of which the Stockholders receive principally cash or publicly traded securities, whichever of (a) or (b) is the first to occur (a “Termination Event”).

3.9 Option Vesting. From and after the Closing Date, all options issued under the Equity Incentive Plan shall vest over not less than four years (with 25% of options granted to vest on the one year anniversary of the date of grant and the remainder to vest on an annual straight line basis over the remaining vesting period), and shall not provide for acceleration of such vesting upon an initial public offering, Sale of the Company or similar liquidity event unless otherwise approved by the Board, including the directors designated by the holders of the Series D Stock.

3.10 Protective Agreements. The Company shall require all of its future officers and key employees to execute and deliver agreements not to solicit customers or employees following termination of service to the Company and proprietary information and invention assignment agreements in forms reasonably acceptable to the Company and the Majority Investors. In addition, the Company shall require each consultant and employee not referenced in the preceding sentence to be subject to proprietary information and invention assignment agreements upon commercially reasonable terms.

SECTION 4

RIGHTS OF FIRST REFUSAL AGAINST THE COMPANY

4.1 Right to Purchase. The Company shall only issue New Shares after the date hereof in accordance with the following terms:

(a) In the event the Company desires to issue any New Shares, it shall first deliver to each Investor and Dr. Raymond Schinazi (each such Person being referred to in this Section 4 as a “Buyer”) a written notice (the “Notice of Proposed Issuance”) specifying the type and total number of such New Shares which the Company then desires to issue (the “Offered New Shares”), all of the terms, including the price, upon which the Company proposes to issue the Offered New Shares, and stating that the Buyers shall have the right to purchase the Offered New Shares in the manner specified in this Section 4.1 at the price and in accordance with the terms and provisions specified in such Notice of Proposed Issuance.

(b) During the thirty (30) consecutive day period commencing on the date all Buyers have received the Notice of Proposed Issuance (the “Thirty Day Period”), the Buyers shall have the option to purchase the Offered New Shares at the price and terms specified in the Notice of Proposed Issuance pursuant to the terms of this Section 4.1. Each Buyer electing to purchase Offered New Shares must give written notice of its election to the Company during such Thirty Day Period.

(c) Each Buyer shall have the right to purchase all, but not less than all, of that number of the Offered New Shares as shall be equal to the number of the Offered New Shares multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock then owned by such Buyer (on an as-if-converted and as-if-exercised basis) and the denominator of which shall be the aggregate number of shares of Common Stock of the Company then owned by all of the Buyers (on an as-if-converted and as-if-exercised basis). The amount of such Offered New Shares that each Buyer is entitled to purchase under this Section 4.1(c) shall be referred to as its “Proportionate Share.”

(d) Each Buyer electing to purchase all of its Proportionate Share shall have a right of oversubscription such that if any other Buyer fails to elect to purchase his or its full Proportionate Share of the Offered New Shares, the other Buyer(s) shall, among them, have the right to purchase up to the balance of such Offered New Shares not so purchased. The Buyers may exercise such right of oversubscription by electing to purchase more than their Proportionate Share of the Offered New Shares by so indicating in their written notice given during the Thirty Day Period. If, as a result thereof, such oversubscriptions exceed the total number of the Offered New Shares available in respect to such oversubscription privilege, the oversubscribing Buyers shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Proportionate Shares or as they may otherwise agree among themselves.

(e) If all of the Offered New Shares have not been purchased by the Buyers pursuant to paragraphs (a)-(d) hereof, then the Company shall have the right, subject to Section 4.4 hereof, until the expiration of ninety (90) consecutive days commencing on the first day immediately following the expiration of the Thirty Day Period, to issue the Offered New Shares not purchased by the Buyers at not less than, and on terms which are not more favorable to the purchaser than, the price and such other terms as are specified in the Notice of Proposed Issuance. If for any reason the Offered New Shares are not issued within such period and at such price and on such terms, the right to issue in accordance with the Notice of Proposed Issuance shall expire and the provisions of this Agreement shall continue to be applicable to the Offered New Shares.

(f) The Buyer purchasing the greatest percentage of the Offered New Shares shall set the place, time and date for the closing of the purchase of the Offered New Shares, which closing shall not be more than twenty (20) days after the first day immediately following the expiration of the Thirty Day Period.

4.2 Price. The purchase price for the Offered New Shares shall, unless otherwise agreed in writing by the parties to such transaction, be paid in cash, or by certified check or wire transfer of same day funds on the date of the closing.

4.3 Closing. At the closing, the Buyers shall deliver the consideration required by Section 4.2 and the Company shall deliver certificates representing the Offered New Shares.

4.4 New Shares Subject to Agreement. All purchasers of New Shares shall hold the New Shares subject to the same restrictions applicable to their other Shares pursuant to this Agreement and shall agree to be bound by the terms of this Agreement with respect to such New Shares in the same manner as they are bound with respect to their other Shares.

4.5 Termination. The rights granted pursuant to this Section 4 shall terminate immediately prior to the consummation of a Qualified IPO.

SECTION 5

RESTRICTIONS ON TRANSFER; CO-SALE

5.1 Restrictions.

(a) No Restricted Stockholder shall Transfer any Common Shares or other equity securities of the Company except as may be otherwise specifically approved by a majority of those members of the Board who have no direct or indirect pecuniary interest in such a transfer; provided, however, that any such Transfer pursuant to this Section 5.1(a) shall first be subject to the Investors’ right of first refusal pursuant to Section 5.2 below; and provided, further, that in connection with any Transfer under this Section 5.1, the transferee shall hold such Common Shares or other equity securities of the Company subject to the same restrictions applicable to its transferor and shall agree to be bound by the terms of this Agreement.

(b) The provisions of Section 5.1(a) shall not apply to (i) a Transfer to a Family Member of a Stockholder for estate planning purposes or (ii) a Transfer by testamentary or intestate disposition.

(c) The rights granted pursuant to Section 5.1(a) shall terminate upon the earliest to occur of (i) the redemption or conversion of all of the outstanding Series B Stock, Series C Stock and Series D Stock, and (ii) immediately prior to the consummation of a Qualified IPO.

5.2 Right of First Refusal on Resale by Restricted Stockholder.

(a) If at any time a Restricted Stockholder (“Transferring Stockholder”) desires to Transfer his or its Common Shares or other equity securities of the Company, in each case, now owned or hereafter acquired, to a third party (the “Proposed Transferee”) and such Transfer has been approved in accordance with Section 5.1(a) above, then notwithstanding that such approval was obtained, the Transferring Stockholder shall, at least thirty (30) days prior to any Transfer, submit a written offer (the “Offer”) to sell such Common Shares or other securities of the Company (the “Offered Shares”) to the Investors and Dr. Raymond Schinazi (collectively referred to as the “Buyers” in this Section 5) on terms and conditions, including price, not less favorable to the Buyers than those on which the Transferring Stockholder proposes to Transfer such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of shares of Common Stock and other securities of the Company owned by the Transferring Stockholder, the terms and conditions, including price, of the proposed Transfer, and any other material fact relating to the proposed Transfer. The Offer shall further state that the Buyers may acquire, in accordance with the provisions of this Agreement, all, but not less than all, of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

(b) Each of the Buyers, may communicate in writing his or its election to purchase his or its Proportionate Percentage of the available Offered Shares within fifteen (15) days of the date the Offer was made. “Proportionate Percentage” means the number of the available Offered Shares multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock then owned by such Buyer and the denominator of which shall be the aggregate number of shares of Common Stock then owned by all of the purchasing Buyers (with all calculations done on an as-if-converted and as-if-exercised basis). Such communications shall, when taken in conjunction with the Offer, be deemed to constitute valid, legally binding and enforceable agreements for the sale and purchase of such Offered Shares. Sales of the Offered Shares to be sold to the Buyers pursuant to this Section 5.2 shall be made on the 30th day following the date the Offer was made (or if such 30th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Transferring Stockholder’s delivery to the Buyers of a certificate or certificates evidencing the Offered Shares to be purchased by them, together with a duly executed instrument of transfers in favor of the Buyers (or as they may direct), against payment to the Transferring Stockholder of the purchase price therefor by the Buyers. Any remaining Offered Shares may be purchased, on a pro rata basis, by any Buyer, provided that such party purchased its full allotment in the first round offer.

(c) If the Buyers do not purchase all of the Offered Shares, then subject to the Co-Sale rights provided under Section 5.3 below, the Offered Shares may be sold by the Transferring Stockholder at any time within ninety (90) days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not materially more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 5.

(d) The rights granted pursuant to this Section 5.2 shall not apply to (i) a Transfer to a Family Member of a Restricted Stockholder for estate planning purposes or (ii) a Transfer by testamentary or intestate disposition.

(e) The rights granted pursuant to this Section 5.2 shall terminate immediately prior to the consummation of a Qualified IPO.

(f) In connection with any sale pursuant to this Section 5.2, the transferee shall hold such shares of Common Stock or other equity securities of the Company subject to the same restrictions applicable to the Restricted Stockholders and shall agree in writing to be bound by the terms of this Agreement.

5.3 Right of Co-Sale.

(a) After receiving the Offer delivered pursuant to Section 5.2(a) above, the Investors (each a “Co-Sale Participant”) may, in lieu of exercising any rights of first refusal they may have under Section 5.2, elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within twenty (20) days after delivery of the Offer. Each Co-Sale Participant shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares of Common Stock or other issued and outstanding shares of capital stock of the Company (on an as-if-converted and as-if-exercised basis) equal to the product of (i) the quotient determined by dividing (A) the number of outstanding shares of Common Stock (calculated on an as-if-converted and as-if-exercised basis) owned by such Co-Sale Participant by (B) the aggregate number of outstanding shares of Common Stock of the Company owned or held by the Transferring Stockholder and the Co-Sale Participants (calculated on an as-if-converted and as-if-exercised basis) and (ii) the number of Offered Shares (on an as-if-converted and as-if-exercised basis) to be sold in the contemplated Transfer.

(b) The provisions of Section 5.3(a) shall not apply to (i) a Transfer to a Family Member of a Restricted Stockholder for estate planning purposes or (ii) a Transfer by testamentary or intestate disposition.

(c) The rights granted pursuant to this Section 5.3 shall terminate immediately upon a Termination Event.

(d) In connection with any sale pursuant to this Section 5.3, the transferee shall hold such Common Shares or other equity securities of the Company subject to the same restrictions applicable to the Restricted Stockholders and shall agree to be bound by the terms of this Agreement.

5.4 Drag Along.

(a) So long as the holders of Series D Stock hold at least twenty-five percent (25%) of the aggregate number of shares of Series D Stock (as adjusted for stock splits, reverse splits, combinations, stock dividends and similar events) held immediately after the closing of the transactions contemplated by the Purchase Agreement, if the Board and the holders of at least seventy-five percent (75%) of the then outstanding Series D Stock, voting as a single class (on an as-if-converted basis), vote to approve a bona fide offer (the “Purchase Offer”) from a third party or parties who are not Affiliates of the Company (the “Third-Party Purchaser”) to initiate a Sale of the Company, then the Company shall cause a written notice of the Purchase Offer (the “Drag-Along Notice”) to be delivered to all Stockholders, setting forth the aggregate consideration, the identity of the Third-Party Purchaser and the other principal terms and conditions of the Purchase Offer.

(b) Within thirty (30) days after the Drag-Along Notice is deemed to have been provided to the Stockholders in accordance with this Agreement, each of the parties hereto which owns Common Stock at such time, subject to the Certificate of Incorporation, shall (i) vote all shares of Common Stock owned or held of record by them to approve such Purchase Offer; (ii) agree to waive any and all dissenters or appraisal rights they may have in connection with the consummation of such Sale of the Company; and (iii) take all steps reasonably necessary to consummate such Sale of the Company, including, without limitation, transferring, upon receipt of the purchase price therefor (being no less than the highest price per share of Common Stock of the Company received for Common Stock under the Purchase Offer by any other Stockholder), all certificates evidencing such Stockholders’ shares of Common Stock to the Third-Party Purchaser free and clear of all security interests, liens, claims or encumbrances.

SECTION 6

CONFIDENTIALITY

6.1 Confidentiality. Under no circumstances and at no time during or after the term of this Agreement will a Stockholder, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to the affairs or plans of the Company or any of its Subsidiaries, except in the course of the proper performance of his duties hereunder or unless otherwise in the public domain, and each Stockholder acknowledges and agrees that any and all such information will be received by him and held in a confidential capacity. Without limiting the foregoing, each of the Stockholders agrees to the provisions of Schedule 6 attached hereto and, further, to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed: (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or administrative governmental agency or commission having any regulatory authority over the Stockholders; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted transferee of any of its rights or obligations under this Agreement; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Stockholder on a nonconfidential basis from a source other than the Company or its Affiliates provided that such source is not bound by a confidentiality agreement or other similar obligation or duty with respect to such Information. This Section 6 shall not apply (1) to general and summary information disclosed by an Investor or Stockholder to an Investor’s or Stockholder’s general partners, limited partners, members and/or shareholders in such Investor’s or Stockholder’s periodic reporting to such Persons in a reasonable manner consistent with the custom and practice of the private venture capital industry, provided that Investor or Stockholder advises such Persons that the information disclosed is confidential, and provided further that the information disclosed does not include any proprietary information of the Company, which shall mean Information regarding the Company’s technology, strategic plans, customers, formulas, customer lists, financial projections, or similar information specific to the Company and its business and business plans, and (2) to Stockholder’s disclosure of the fact that Stockholder has made an investment in the Company, the amount and general nature thereof and the identity of Stockholder’s co-investors in the Company and the amount of their respective investments. For the purposes of this Section, “Information” means all information received from the Company or its Subsidiaries or other Affiliates relating to the Company or its Subsidiaries or their business, other than any such information that is available to any Stockholder on a nonconfidential basis prior to disclosure by the Company or its Subsidiaries or other Affiliates; provided that, in the case of information received from the Company or any Subsidiary or other Affiliate after the date hereof, such information is clearly identified (in a reasonable manner) at the time of delivery as confidential. Any Person required to maintain the confidentiality of the Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care. In any event, however, each Stockholder may make disclosures to U.S. government tax authorities or to a party’s accountants, attorneys, tax advisors or similar professionals engaged to render assistance regarding tax matters for such party to the extent such disclosure is regarding the tax treatment and tax structure of the transactions contemplated hereby, provided, however that such disclosure shall not include the name or other identifying information not relevant to the tax structure or tax treatment of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

6.2 Enforcement. The Company and each Stockholder agree that the covenants set forth in this Section 6 shall be enforced to the fullest extent permitted by law.

6.3 Transferees. Each and every transferee or assignee of the shares from any Stockholder shall be bound by and subject to all the terms and conditions of this Section 6. So long as the provisions of this Section 6 are in effect, the Company shall require, as a condition precedent to the transfer of any shares covered by this Section 6, that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Section 6 as provided in this Section 6 and to ensure that his transferees of the shares shall be likewise bound.

SECTION 7

MISCELLANEOUS

7.1 Waivers and Amendments. The rights and obligations of the Company may not be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended without the written consent of the Company. The rights and obligations of the Stockholders under this Agreement may not be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended without the written consent of (i) the Majority Investors and (ii) Stockholders other than the Investors holding a majority of the Common Shares and Preferred Shares (on an as-if-converted basis) owned by such Stockholders; provided, however, that any amendment or waiver that would only affect the rights of an individual party hereto may be effected with only the written consent of such party. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the holders of the shares who have not previously consented thereto in writing.

7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to any conflicts or choice of laws provisions which would cause the applications of the domestic substantive laws of any other jurisdiction).

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be addressed (a) at such Stockholder’s address set forth in Schedule A hereto, or at such other address as such Stockholder shall have furnished to the Company in writing, or (b) if to the Company, to Pharmasset, Inc., 1860 Montreal Road, Tucker, Georgia 30084, Attention: Chief Executive Officer, with a copy to Director of Legal Affairs, or at such other address as the Company shall have furnished to the Stockholders in writing. Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by confirmation from recipient) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (a day other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

7.9 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions in this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of such Articles in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

7.10 Affiliate Shares. For purposes of determining the availability of rights of the Investors hereunder, unless otherwise provided, all shares of the Preferred Stock held by Affiliates of such Investors (as determined pursuant to Section 2.9) shall be aggregated.

7.11 Company Obligations Excused in Certain Cases. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to offer, sell or issue to any Person any Shares or take any other action otherwise required hereunder at any time if such Person does not satisfy the representations and warranties set forth in Article IV of the Purchase Agreement with respect to such offer, sale, issuance and securities or if such action would otherwise be considered to cause a violation of Section 5 of the Securities Act or any other applicable securities laws relating to the issuance of securities by the Company.

[The rest of this page is left blank intentionally.]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PHARMASSET, INC.

By:	/s/ Raymond F. Schinazi, Ph.D.
Name:	Raymond F. Schinazi, Ph.D.
Title:	Chairman

PURCHASERS:

BURRILL LIFE SCIENCES CAPITAL FUND, L.P.

By: Burrill & Company (Life Sciences GP), LLC, its general partner

By:	/s/ G. Steven Burrill
Name:	G. Steven Burrill
Title:	Managing Member

BURRILL INDIANA LIFE SCIENCES CAPITAL FUND, L.P.

By: Burrill and Company (Indiana GP), LLC, its general Partner

By:	/s/ G. Steven Burrill
Name:	G. Steven Burrill
Title:	Managing Member

MPM BIOVENTURES III, L.P.

By: MPM BioVentures III GP, L.P., its General Partner

By: MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (cont’d):

BB BIOVENTURES L.P.

By:	BAB BioVentures L.P., its General Partner

By:	BAB BioVentures, N.V., its General Partner

By:	/s/ Ansbert K. Gadicke, M.D.
Name:	Ansbert K. Gadicke, M.D.

MPM BIOVENTURES PARALLEL FUND, L.P.

By:	MPM BioVentures I LP, its General Partner

By:	MPM BioVentures I LLC, its General Partner

By:	/s/ Ansbert K. Gadicke, M.D.
Name:	Ansbert K. Gadicke, M.D.
Title:	Manager

MPM ASSET MANAGEMENT INVESTORS 1999 LLC

By:	/s/ Ansbert K. Gadicke, M.D.
Name:	Ansbert K. Gadicke, M.D.
Title:	Manager

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (cont’d):

MPM BIOVENTURES III-QP, L.P.

By: MPM BioVentures III GP, L.P., its General Partner

By: MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By: MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By: MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.

By: MPM BioVentures III GP, L.P., its General Partner

By: MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Series A Member

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (cont’d):

MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Manager

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (cont’d):

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

By:	/s/ Gert Caspritz
Name:	Gert Caspritz
Title:	Managing Limited Partner

By:	/s/ Mark G. Cipriano
Name:	Mark G. Cipriano
Title:	Managing Limited Partner

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (Cont’d):

MDS LIFE SCIENCES TECHNOLOGY
FUND II NC LIMITED PARTNERSHIP

By: MDS LSTF II (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell
Name:	Graysanne Bedell, Secretary
Title:	Greg Gubitz, Vice-President

MDS LIFE SCIENCES TECHNOLOGY
FUND II QUEBEC LIMITED PARTNERSHIP

By: MDS LSTF II (QGP) Inc., its General Partner

By:	/s/ Graysanne Bedell
Name:	Graysanne Bedell, Secretary
Title:	Greg Gubitz, Vice-President

MLII CO-INVESTMENT FUND NC LIMITED PARTNERSHIP

By: MLII (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell
Name:	Graysanne Bedell, Secretary
Title:	Greg Gubitz, Vice-President

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

PURCHASERS (cont’d):

CDIB BIOSCIENCE VENTURES I, INC.

By:	/s/ Benny T. Hu
Benny T. Hu
Chairman

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

OTHER INVESTORS:

TVM IV GMBH & CO. KG

By:	/s/ Gert Caspritz
Name:	Gert Caspritz
Title:	Managing Limited Partner

By:	/s/ John DiBello
Name:	John DiBello
Title:	Managing Limited Partner

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

The foregoing Second Amended and Restated Stockholders’ Agreement is hereby executed as of the date first above written.

RESTRICTED STOCKHOLDERS:

/s/ Raymond F. Schinazi, Ph.D.
Raymond F. Schinazi, Ph.D.

/s/ Chung K. Chu, Ph.D.
Chung K. Chu, Ph.D.

/s/ Dennis Liotta, Ph.D.
Dennis Liotta, Ph.D.

/s/ Jean-Pierre Sommadossi, Ph.D.
Jean-Pierre Sommadossi, Ph.D.

/s/ Carol Lynn Schinazi
Carol Lynn Schinazi

/s/ Rebecca Elizabeth Schinazi
Rebecca Elizabeth Schinazi

/s/ Jaclyn H. Chu
Jaclyn H. Chu

/s/ Susan Chu Walley
Susan Chu Walley

[Signature Page to Second Amended and Restated Stockholders’ Agreement]

Schedule A

Stockholder’s Name and Address	Number of Common Shares Held	Number and Class of Preferred Shares Held	Number of Series D-1 Warrants Held
Purchasers:
Burrill Life Sciences Capital Fund, L.P.	None	1,764,775 Series D Preferred	264,716

Burrill Indiana Life Sciences Capital Fund, L.P.	None	392,172 Series D Preferred	58,826
Address for each of the above 2 entities:
One Embarcadero Center, Suite 2700 San Francisco, California 94111 Telecopy No.: (415) 591-5401

with a copy to:
Richard Peers, Esq. Heller Ehrman White & McAuliffe LLP 275 Middlefield Road Menlo Park, CA 94025 Telecopy No.: (650) 324-0638

BB BioVentures L.P.	None	348,585 Series D Preferred	52,288
MPM BioVentures Parallel Fund, L.P.	None	39,573 Series D Preferred	5,936
MPM Asset Management Investors 1999 LLC	None	4,079 Series D Preferred	612
MPM BioVentures III, L.P.	None	120,288 Series D Preferred	18,043
MPM BioVentures III-QP, L.P.	None	1,788,843 Series D Preferred	268,327
MPM BioVentures III GmbH & Co. Beteiligungs KG	None	151,175 Series D Preferred	22,676
MPM BioVentures III Parallel Fund, L.P.	None	54,029 Series D Preferred	8,104

Stockholder’s Name and Address	Number of Common Shares Held	Number and Class of Preferred Shares Held	Number of Series D-1 Warrants Held
MPM Asset Management Investors 2004 BVIII LLC	None	42,527 Series D Preferred	6,379
Address for each of the above 8 entities:
c/o MPM Asset Management LLC 111 Huntington Avenue 31st Floor Boston, MA 02199 Telephone: (617) 425-9200 Telecopy: (617) 425-9201

TVM V Life Science Ventures GmbH & Co. KG	None	980,423 Series D Preferred	147,064

c/o TVM Management Corporation Attn: Mark G. Cipriano 101 Arch Street, Suite 1950 Boston, MA 02110 Telecopy No.: (617) 345-9377
with a copy to:
c/o TVM Techno Venture Mgmt GmbH & Co. KG Attn: Bernd Seibel Maximilianstr. 35 Entrance C 80539 Munich, Germany Telecopy: No.: 011 49 889 998992 55

MDS Life Sciences Technology Fund II NC Limited Partnership		869,992 Series D Preferred	130,499
100 International Blvd. Toronto, Ontario M9W 6J6

with a copy to:
Legal Department MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Telecopy No.: (416) 213-4232

Stockholder’s Name and Address	Number of Common Shares Held	Number and Class of Preferred Shares Held	Number of Series D-1 Warrants Held
MDS Life Sciences Technology Fund II Quebec Limited Partnership		306,515 Series D Preferred	45,977
2000 Peel Street Suite 560 Montreal, Quebec H3A 2W5

with a copy to:
Legal Department MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Telecopy No.: (416) 213-4232

MLII Co-Investment Fund NC Limited Partnership		392,169 Series D Preferred	58,825
100 International Blvd. Toronto, Ontario M9W 6J6

with a copy to:
Legal Department MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Telecopy No.: (416) 213-4232

CDIB BioScience Ventures I, Inc.		588,235 Series D Preferred	88,235
c/o CDIB BioScience Venture Management, Inc. Attn: Tai-Sen Soong 30th Floor, 99 Tun Hwa South Rd., Section 2 Taipei, Taiwan Telecopy No.: 011 886 2 2325 0557

with a copy to:
CDIB BioScience Ventures I, Inc., c/o CDIB BioScience Venture Management, Inc. Attn: Grace Yu 9191 Towne Centre Drive, Suite 575 San Diego, CA 92122 Telecopy No.: (858) 552-6811

Stockholder’s Name and Address	Number of Common Shares Held	Number and Class of Preferred Shares Held	Number of Series D-1 Warrants Held
Series C Holders: TVM IV GmbH & Co. KG		1,357,798 Series C Preferred	78,453
c/o TVM Management Corporation Attn: Mark G. Cipriano 101 Arch Street, Suite 1950 Boston, MA 02110 Telecopy No.: (617) 345-9377

with a copy to:
c/o TVM Techno Venture Mgmt GmbH & Co. KG Attn: Bernd Seibel Maximilianstr. 35 Entrance C 80539 Munich, Germany Telecopy: No.: 011 49 889 998992 55

Series B Holders:

BB BioVentures L.P.		2,300,000 Series B Preferred	See Above

MPM BioVentures Parallel Fund, L.P.		and 500,000 Series A Preferred (collectively)	See Above

MPM Asset Management Investors 1999 LLC each c/o MPM Asset Management LLC 111 Huntington Avenue 31st Floor Boston, MA 02199 Telephone: (617) 425-9200 Telecopy: (617) 425-9201

Restricted Stockholders: Raymond F. Schinazi, Ph.D. 2881 Peachtree Road, Apt. #2204 Atlanta, GA 30305	3,495,556	320,500 Series A Preferred	None

Chung K. Chu, Ph.D. 115 Cedar Springs Place Athens, Georgia 30605	740,224	50,000 Series A Preferred	None

Stockholder’s Name and Address	Number of Common Shares Held	Number and Class of Preferred Shares Held	Number of Series D-1 Warrants Held
Dennis C. Liotta, Ph.D. 2809 Payton Oaks Drive Atlanta, GA 30345	500,000	5,000 Series A Preferred	None

Jean-Pierre Sommadossi, Ph.D. 7 Lowell Street Cambridge, MA 02138	500,000	50,000 Series A Preferred	None

Carol Lynn Schinazi c/o Raymond F. Schinazi, Ph.D 2881 Peachtree Road, Apt. #2204 Atlanta, GA 30305	100,000	None	None

Rebecca Elizabeth Schinazi c/o Raymond F. Schinazi, Ph.D 2881 Peachtree Road, Apt. #2204 Atlanta, GA 30305	104,444	None	None

Jaclyn H. Chu 2124 Pine Street, Unit 2F Philadelphia, PA 19103	4,888	30,000 Series A Preferred	None

Susan Chu Walley 1625 Woodfern Drive Birmingham, AL 35209	4,888	30,000 Series A Preferred	None

Schedule 6

Confidential Information and Trade Secrets

In consideration for the grant of certain information, inspection and visitation rights in the Agreement, and in addition to the provisions of Section 6 of the Agreement, the Stockholders may have access to certain Trade Secrets and Confidential Information (each as hereinafter defined) of the Company. The Stockholders hereby acknowledge and agree that the Trade Secrets and Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company owns all worldwide copyrights, trade secret rights, confidential and proprietary information rights, and all other property rights therein.

The Stockholders further hereby agree that the Trade Secrets and Confidential Information will be kept confidential by the Stockholders and their Affiliates and representatives, and that neither the Stockholders nor their Affiliates nor their representatives will disclose any of the Trade Secrets and Confidential Information of the Company, except to such Stockholder’s directors, officers, employees, agents and advisors, provided that such directors, officers, employees, agents and advisors shall be informed by the Stockholders of the confidential nature of such information and shall agree to be bound by the confidentiality provisions set forth herein. The Stockholders acknowledge and agree that the disclosure of the Trade Secrets and Confidential Information of the Company to the Stockholders does not confer upon the Stockholders any license, interest or rights of any kind in or to such Trade Secrets or Confidential Information.

The Stockholders will hold in confidence and will not, and will not permit any other person to, reproduce, distribute, transmit, reverse engineer, decompile, disassemble or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or Confidential Information of the Company or any portion thereof. The Stockholders will not use the Trade Secrets or Confidential Information of the Company or any portion thereof, except as contemplated by the Agreement, without the prior written consent of the Company.

The Stockholders acknowledge that their obligations with regard to the Trade Secrets and Confidential Information of the Company shall remain in effect while this Agreement is in effect and for three years after the termination of this Agreement; provided, however, that the obligations under this Agreement with regard to the Trade Secrets of the Company shall remain in effect for such longer period as such information shall remain a Trade Secret under applicable law. The foregoing obligations shall not apply if and to the extent that the Stockholders establish that: (a) the information communicated was already known to the Stockholders, without obligation or duty to keep it confidential, at the time of its receipt from the Company; (b) the information communicated was received by such party in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (c) the information communicated was publicly known at the time of its receipt by the Stockholders or has become publicly known other than by a breach of this Agreement or other action by the Stockholders.

The Stockholders agree to return to the Company, upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto, and to execute and deliver to the Company a certificate that states that the Stockholders have complied with the terms of this Schedule 6.

The Stockholders understand and acknowledge that neither the Company nor any of the Company’s representatives make any representation or warranty, express or implied as to the accuracy or completeness of the Trade Secrets and Confidential Information. The Stockholders agree that neither the Company nor any of the Company’s representatives shall have any liability to the Stockholders relating to or resulting from the use of the Trade Secrets and Confidential Information or any errors therein or omissions therefrom.

The Stockholders acknowledge that the remedies at law for breach of any covenant contained in this Schedule 6 by either the Stockholders may be inadequate and that the Company shall be entitled to injunctive relief for any breach of this Schedule 6 by the Stockholders. Nothing contained herein shall be construed as limiting the Company’s right to any other remedies at law, including the recovery of damages for breach of this Schedule 6.

As used herein, “Trade Secrets” means information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is a trade secret under applicable law. As used herein, “Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and, other than as set forth in Section 6 of the Agreement, the terms and conditions of the Agreement. As used herein, “Company” shall include the Company, its Subsidiaries and its and their Affiliated entities.